BY HAND or BY E-MAIL

To: Mr. Drago Azinovic

Lausanne, February 15, 2023

SEPARATION AGREEMENT (the “Agreement”) and RELEASE

Dear Drago,

We refer to the discussion you have had with representatives of Philip Morris Products S.A. (the “Company”), previously Philip Morris International Management SA, during which you were informed of the Company’s decision to end your employment with the Company and would like to confirm terms and conditions relating to your termination as follows.

1.    Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in the section “Confidentiality”.

“Tobacco and/or Aerosolization Business” means the manufacturing, sale, marketing, research and development and/or distribution of cigarettes, other combustible and noncombustible tobacco products, e-cigarettes/e-vapors (battery powered devices which produce an aerosol by evaporating a flavored nicotine solution), whether these products contain tobacco and nicotine or not; as well as aerosolization devices or formulation intended for inhalation in the consumer health and pharmaceutical business.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 1 of 16

2.Ending of Employment Agreement

In accordance with the discussion you have had with representatives of Philip Morris Products S.A., previously Philip Morris International Management SA, your employment with the Company will end on March 31, 2023 (the “Termination Date”).

3.    Payments by the Company

(a)    Your salary will be paid up to and including the Termination Date, in accordance with the Company’s standard payroll practices. In addition, by the Termination Date, the Company will pay you:

(i)the pro-rated 13th salary for the period January 1, 2023 to the Termination Date; and
(ii)your pro-rated fidelity premium.

(b)    Within 30 days after the Termination Date, the Company shall also pay you a gross amount compensating any outstanding vacation entitlement, as per Company policy and Company records.

(c)    (i)    Subject to your countersignature of this Agreement, you will receive a payment in the total gross amount of CHF 2’401’909.-- as provided in the supplemental letter dated December 4, 2008 to your employment agreement (the “Severance Payment”), subject to the conditions that you fully comply with your obligations to the Company under this Agreement, as well as that you remain employed until the Termination Date and continue to perform your role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Termination Date.

Provided that you remain employed until the Termination Date, your 2022 incentive compensation (“IC”) shall be calculated and paid through the regular IC cycle in accordance with the standard process under the PMI Global Variable Compensation Programs, and you will also remain eligible to participate in the 2023 stock cycle. Your expressly agree that no IC (full, prorated, or amount in lieu of) shall be paid for the months of January, February and March 2023 and that you have no claim with this respect.

(ii)    Instead of receiving the Severance Payment, you may opt to have part or the total amount of the Severance Payment paid to the Pension schemes of Philip Morris in Switzerland (the “Pension Fund”) to enhance retirement benefits, subject to certain restrictions. The decision to transfer must be notified in writing to both the Company and the Pension Fund before February 22, 2023, and, if the case arises, the transfer will take place before the Termination Date: the Company shall pay the corresponding amount directly to the Pension Fund before the Termination Date and
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 2 of 16

deduct the amount of such payment from the Severance Payment. Please contact Annick Perrenoud, Head Swiss Pension Funds (tel. +41 58 242 1241) for further information.

(iii)    Subject to any option you elect under Paragraph 3(c)(ii) above, the Severance Payment (or, as applicable, the balance of the Severance Payment, if any) will be paid in a lump sum payment within 30 days after the Termination Date.

(iv)     If the termination of your employment is challenged by you or if the Termination Date as defined in this Agreement is postponed by you for any reason whatsoever and not by the Company, the Severance Payment shall be automatically forfeited. In such a case, should you have made the decision to transfer part or the total of the Severance Payment to the Pension Fund and should the Company have already paid the amount to the Pension Fund, you hereby authorize the Pension Fund to cancel the transaction and to return the amount to the Company.

(v)    Should the Pension Fund have to pay to you any amount in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(c) when determining the additional payments to be made.

(d)    In addition, you will also receive a lump sum payment in the total gross amount of CHF 1’267’500.-- in consideration for the non-competition obligation in the section “Non Competition” of this Agreement, to be paid within 30 (thirty) days after the end of the non-compete period, subject to the conditions that (i) you fully comply with your obligations to the Company under this Agreement and that (ii) you address a letter or an email to our P&C Operations Switzerland at the end of the non-compete period, confirming that you did not violate in any manner the non-compete obligation stipulated in this Agreement (see template for confirmation under Appendix I to this Agreement).

4.    Restricted Stock Units

Subject to your compliance with the terms and conditions of this Agreement and in accordance with the terms of the applicable Restricted Stock Unit (RSU) agreements, the unvested 2021, 2022 and any 2023 RSUs grants made to you will fully vest.

The accelerated vesting will occur on the Termination Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Termination Date. The Company will comply with local laws and regulations including tax and social security withholding and information reporting to the taxing authorities as may be required.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 3 of 16

Any applicable tax withholding (and any other payroll withholding taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your income tax liability, you will be responsible for satisfying any tax liabilities due on these amounts.

You understand and agree that this vesting is being made and the valuations will be determined in compliance with applicable laws, regulations and practices.

As set forth in your applicable RSU agreements, as you were an Executive Officer (as designated by the Board of Directors of Philip Morris International Inc. within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) within the period of 12 months prior to your Termination Date, any such shares you receive by way of accelerated vesting under this section 4 will be subject to a holding period of 12 consecutive months expiring on March 31, 2024.

To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the respective RSU agreement, the RSU agreement shall govern.

5.    Performance Share Units

Subject to the terms and conditions of the applicable Performance Share Unit (PSU) agreements and your compliance with the terms and conditions of this Agreement, the following treatment will apply to your unvested PSUs:

•Your unvested 2021, 2022 and any 2023 PSU grants will vest on the respective scheduled vesting date set out in your award statements. The number of PSUs that will actually vest, for each relevant year, will be equal to the performance percentage multiplied by your target number of PSUs, to the extent that the respective performance targets set out in your award statements are achieved at the end of each performance period.

In order to ensure compliance and delivery of the relevant shares, you will have to:

•provide the Company (email: CorporateCompensationPrograms.PMI@pmi.com) with your contact details before the Termination Date and notify the Company promptly of any change;

•in the event the Company specifically asks you in writing, promptly provide the Company with any information regarding your personal circumstances (including your bank account details)
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 4 of 16

that the Company may reasonably need in order to satisfy tax, social security or other similar requirements.

You acknowledge that, should the Company be unable to contact you and/or should you fail to provide the Company, in response to the Company’s written request, with relevant information with respect to a specific vesting, you will be solely responsible for any financial and non-financial consequences possibly resulting from incorrect or incomplete information, such as any additional tax or social security liability/penalties which may arise for late filing/withholdings during the vesting period.
Each vesting will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the vesting date. The Company will comply with local laws and regulations including tax withholding (income and /or social security) and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required from your stock award; therefore, the number of shares deposited into your UBS account after the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share).

You understand and agree that these vestings are being made and the valuations will be determined in compliance with the relevant award agreement and applicable laws, regulations and practices.
You will receive your dividend equivalent payments in one lump-sum payment as soon as reasonably practicable following each vesting date. The amount paid to you will be based on the number of PSUs that vest and will be paid through payroll subject to tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required.

Please note that with respect to both the issuance of shares and payment of the lump sum for dividend equivalents, you are responsible for satisfying your actual tax liabilities, even if you are not subject to tax withholdings or if the withholdings do not fully cover your tax liability.

To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the respective PSU agreement, the PSU agreement shall govern.

6.    Miscellaneous on Payments and Benefits

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 5 of 16

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Termination Date, except those expressly stipulated in this Agreement.

(b)    The amounts payable pursuant to this Agreement will be subject to income tax and social security deductions, as applicable. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts. If an income or social security tax withholding obligation arises for the Company in accordance with applicable legislation, the Company will fully comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you pursuant to this Agreement.

(c)    Any outstanding balance on the account of the corporate credit card issued in your name as of the Termination Date and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

(d)    You will no longer be eligible for representation fees, if applicable, after the Termination Date.

7.    Tax Return Filing Assistance

The Company will maintain your current tax assistance entitlement (use of KPMG services with your contribution or cash allowance) for your 2023 Swiss tax return. In case you opted for services requiring a contribution from your side, the Company may deduct said contribution from any amount due to you as per this Agreement.

This entitlement may be subject to income tax and social security deductions, if applicable.

Note that you will not be provided with any tax filing assistance in connection with the 2021, 2022 and any 2023 Performance Share Units that are due to vest in 2024, 2025 and 2026, respectively.

8.    Post Career Counseling

The Company will, at its expense, provide you with post career counselling services with an agency of its choice, should you wish to use it and notify the Company to this effect by the Termination Date. Should you have questions with respect to the proposed services, please contact Constantin Romanov, Global Head of Total Rewards (tel. +41 58 242 6423).

This entitlement may be subject to income tax and social security deductions, if applicable.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 6 of 16

9.    Benefit Car

You will have the option to buy your present benefit car at the lower of its net book value or market value, at least 20 days before the possible Date of transfer (as defined below). In order for you to exercise this option, you undertake, within the 20-day period preceding the Date of transfer, to bring the car to a location and at a date to be agreed with the Company, in order for the Company to determine the exact market value of the car, which shall be communicated to you through a separate document. Should you not comply with this obligation, the Company is free to forfeit this option. The Company is free to appoint a third party of its choice to make the valuation and said evaluation shall be final. If the market value exceeds the book value, the difference represents a taxable benefit for you and will be subject to income tax and social security deductions, if applicable.

The transfer will be effective on the Termination Date (the “Date of transfer”). Insurance of the car will become your responsibility on the Date of transfer. You undertake to subscribe civil liability coverage for the car with an appropriate insurance company, starting on the first day following the Date of transfer, and to provide the Company with a certificate of insurance stating said coverage. The Company does not require reimbursement of the registration tax paid for 2023, but payment for 2024 and beyond shall be your responsibility. The Company is entitled to deduct payment for the car from your salary and/or from any other payment due to you according to this Agreement. No warranties will be given as to the condition of the car, of which you will be deemed to have full knowledge. If you decide not to exercise your option to buy the benefit car, it will be your obligation to return it to the Company by the Date of transfer, in accordance with the terms of the relevant Mobility Benefit Gudelines CH.

10.    Pension Fund

Please contact directly our Pension Fund Administration (tel. +41 58 242 1365 | PensionFund.PMPSA@pmi.com) about your accrued rights.

11.    Health / Accident Insurance / Loss of Income Insurance

Your current health insurance benefits will be kept in force until the Termination Date. After that, you may elect to maintain coverage with Swica under the Company’s contract at your full expense provided you remain a Swiss resident or to seek alternative private coverage at your full expense.

You will be contacted directly by ExpertLine within 30 days from the leaving date. Should you wish to receive any information earlier, please find the contact details below: PMI Expertline +41 58 201 01 07 | pmi@expertline.ch | http://pmi.expertline.ch.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 7 of 16

The accident insurance (LAA coverage) will cover you for an additional 31 days after the Termination Date. After this date, you will need to inform your insurance company about the end of your cover and make the necessary steps to subscribe to a new accident insurance (a coverage of accident risk may be added to your current health insurance scheme).

About your loss of income insurance, after the Termination Date, you can subscribe to an individual insurance with the Zürich Assurances at your own cost. Your request needs to be addressed to P&C Benefits Delivery (tel. +41 58 242 4433) within 90 days following the Termination Date.

12.    Confidentiality

(i)You acknowledge that during your employment you were engaged in a position of trust and confidence, and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees.

You acknowledge you have an obligation to keep confidential any confidential and/or non-public information pertaining to the Company and/or its affiliates and/or their activities that has been disclosed and/or became known to you during your employment. You thus agree that you will not disclose or cause to be disclosed Confidential Information. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

For purposes of this Agreement, Confidential Information means any information in any form that relates to the Company's business and is (i) a trade secret; (ii) proprietary information that does not legally constitute a "trade secret," but is made Company's property by contract in the form of this Agreement; or (iii) information that is otherwise legally protectable. Examples include, but are not limited to:

•intellectual property
•business strategies
•non-public information about current and former employees
•government relations matters
•non-public information about current, former, or potential customers
•sales, marketing or advertising plans
•non-public business policies
•details of finances, products, services or pricing
•matters concerning business development
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 8 of 16

•details of organizational structures
•information concerning research and development
•details of any legal strategies, including but not limited to, information covered by the attorney client privilege or constituting attorney work product
•information relating to technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software)
•data and databases
•testing or evaluation procedures
•security protocols
•information related to internal/external investigations
•the terms of this Agreement, except that you may discuss the terms of the proposed Agreement with your attorneys, tax advisors/accountants and life partner.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. If you are required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority) to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his/her successor) as soon as reasonably practicable to do so but not later than 10 (ten) calendar days.

(ii) You agree that you will return any Confidential Information in tangible or electronic form in your possession by the Termination Date at the latest.

(iii)     You hereby agree to keep the terms of this Agreement strictly confidential and not to disclose them to any third party unless required by law or any court or governmental authority.

(iv) These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship but only so long as the Confidential Information has been maintained confidential by the Company.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 9 of 16

13.    Non-Disparagement

You shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. You further agree not to make any negative public statements, written or oral, relating to your employment and/or any aspect of the business of the Company. Nothing in this Agreement prevents you from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities, subject to any obligation you may have to take steps to protect confidential information from public disclosure. However, you promise never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for yourself personally with respect to any claims released by this Agreement.

14.    Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Termination Date, by signing the resignation letter(s) that the Company or any Affiliate shall submit to you.

15.    Company Property

In addition to your obligation to return Confidential Information by the Termination Date at the latest, you will also return to the Company by that date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, standard mobile phones, BlackBerry, SmartPhones (HTC, QTEK), iPhones, iPads, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief.

For the benefit car please refer to the section “Benefit Car” of this Agreement.

16.    Non Competition
You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 10 of 16

is undertaking, pursuant to Section 3(d) of this Agreement, to make substantial payments to you generally, and specifically in respect of your obligations under this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of the Vice President & Associate General Counsel—Labor & Employment, Philip Morris International (Holly Hearn, holly.hearn@pmi.com, or any successor), provide any services for a period of 24 (twenty-four) months from the Termination Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco and/or Aerosolization Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco and/or Aerosolization Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco and/or Aerosolization Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.l.c., British American Tobacco p.l.c., China National Tobacco Corporation, Altria Group, Inc., Juul Labs, Inc., and their Affiliates.

You further agree for a period of 24 (twenty-four) months from the Termination Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco and/or Aerosolization Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 1’267’500.-- provided for in consideration for the non-competition obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 600’000.-- shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

17.    Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, concerning which you were involved or had knowledge while employed by the Company and its Affiliates, (including but not limited to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority), or within the Company and its Affiliates. You agree to make yourself available if and when
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 11 of 16

reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation.
You agree that, to the extent consistent with applicable law and Section 19 below, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.
In the event that any claim is made, or threatened to be made, against you by a third party, including without limitation a government agency, relating to activities you performed in the course of your employment with the Company or its Affiliates, the Company will indemnify you to the fullest extent permitted by applicable law in respect of any award of damages or compensation payment, and any costs reasonably incurred by you in defending such a claim, including reasonable attorneys’ fees and expenses, provided that (i) you promptly notify the Company of any such claim or threatened claim, (ii) you take all reasonable steps to defend the claim including, in the absence of a bona fide conflict of interest, giving the Company the opportunity to direct and control such defense, and (iii), with respect to any award of damages or compensation payment, the amount to be indemnified is the subject of an enforceable Court decision or of a settlement or similar agreement approved by the Company, and provided further that you submit any expense statements, including for counsel fees, within 60 days of your receipt thereof. In the event that any award of damages, compensation payment or costs arise as a result of willful misconduct or knowing violation of criminal law on your part, this indemnity will not apply, and any amounts already paid by the Company pursuant to this clause will be repayable.

18.    Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or

(b)responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 12 of 16

19.    Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)    you hereby confirm that you accept and agree to all of the terms and conditions set forth above;

(ii)    you also acknowledge that this Agreement provides consideration to you which exceeds what you are legally and contractually entitled to receive in connection with your employment with the Company and/or the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to irrevocably, unconditionally and forever release and discharge the Company and its Affiliates, including, without limitation, its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, executives, partners, stakeholders, fiduciaries, agents, trustees, administrators, attorneys, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in full and final settlement of any rights or obligations that may exist on the date hereof in connection with or arising from your employment with the Company (or with any other Releasee) and/or your separation therefrom. The foregoing releases shall not apply to any claims under this Agreement;

(iii)    you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full;

(iv)    if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and

(v)    you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and supersedes all discussions and understandings, if any, oral or written.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 13 of 16

    You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to the settlement of any outstanding expenses pursuant to the Company’s Travel and Entertainment Policy and the payments to be made, respectively the benefits to be granted, pursuant to this Agreement.

    This waiver and release includes all claims of any kind, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

    This Agreement does not waive or release any rights or claims that you may have which arise after the date of this Agreement and Release is executed; however, you agree to execute any confirmation or renewal of this release that the Company may submit to you by the Termination Date and understand that it will be a condition for you to receive the Severance Payment.

    The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

20.    Review Period

This offer of mutual agreement is made without prejudice. The Agreement will be null and void if not accepted by February 28, 2023. Such acceptance shall be evidenced by your signature of this Agreement.

In addition, once executed, this Agreement shall be automatically cancelled (and, as a consequence, all the payments and benefits stipulated in this Agreement shall be cancelled) if you accept another position with the Company or an Affiliate anywhere in the world on or before the Termination Date.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 14 of 16

21.    Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland.

However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent jurisdiction.

Yours faithfully, PHILIP MORRIS PRODUCTS S.A.

Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head of Labor Relations

I agree to the above:

Signature: _______________________ Drago Azinovic

Date:         ________________________

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 15 of 16

APPENDIX I

[Template for confirmation message to be sent by email to people.culture@pmi.com or by ordinary mail to Philip Morris Products S.A. - Manager P&C Services – Switzerland – Avenue de Rhodanie 50 – 1007 Lausanne – Switzerland at the end of the non-compete period]

“Dear Sirs,

Reference is made to the “Separation agreement and Release” that I executed with Philip Morris Products S.A., and more specifically to the non-compete obligation stipulated in said agreement.

I hereby state that I did not violate the non-compete obligation in any manner during the agreed period and, therefore, ask you to pay the agreed amount at your best convenience.”

Please provide the following information to enable processing the payment:
□My bank details have not changed since the last payment you made to me.
□My bank details have changed as follows:
Bank name:
Bank address:
Account holder
Account Number:
IBAN:
BIC/SWIFT:
□I am currently residing in: (country, city)
□If your current place of residence is Switzerland, please indicate:
oCanton of residence: ____
oType of Swiss residence permit (B, C, L, G other if applicable): ____
oYour marital status and number of dependents: ____
□Have you resided in other countries than your current place of residence during the non-competition period i.e. (since the end of employment with Philip Morris)?
□If yes, please specify:
oName of country/-ies you resided in:
oPeriod of residence in each location:

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 16 of 16